Exhibit 99.1

Coronado Biosciences Signs Binding Terms of Agreement to enter into Collaboration for Development of CNDO-201 for Crohn’s disease with Dr. Falk Pharma and OvaMed

Burlington, MA – December 22, 2011 – Coronado Biosciences, Inc. (NASDAQ: CNDO), a biopharmaceutical company focused on the development of novel immunotherapy agents for the treatment of autoimmune diseases and cancer, today announced a binding Terms of Agreement with Dr. Falk Pharma GmbH and OvaMed GmbH to collaborate in the development of CNDO-201, or Trichuris suis ova (TSO), for Crohn’s disease.

Under the Terms of Agreement, Coronado, Falk and OvaMed have agreed to enter into a Collaboration Agreement under which Falk will grant Coronado exclusive rights and licenses under certain Falk patent rights, pre-clinical data and clinical data from Falk’s clinical trials of TSO in Crohn’s disease, including an ongoing Phase II clinical trial, for use in North America, South America and Japan. Coronado will grant Falk exclusive rights and licenses to Company data from planned clinical trials of TSO in Crohn’s disease for use in Europe. Under the agreement, Coronado will pay Falk a total of €5 million during 2012 and a royalty of 1% of net sales of TSO.

Coronado and Falk have each licensed TSO, a novel, orally administered, natural immunomodulator that regulates T-Cells and inflammatory cytokines, from OvaMed, the manufacturer of the product, in their respective territories. A Steering Committee comprised of Coronado, Falk and OvaMed representatives will oversee the development program, under which Coronado and Falk will each be responsible for clinical testing on approximately 50% of the total number of patients required for regulatory approval of TSO for Crohn’s disease in the United States and Europe. Coronado expects to finalize the Collaboration Agreement in the first quarter of 2012.

“We are very pleased to have signed this binding Terms of Agreement and we look forward to working together in the development of TSO for Crohn’s disease, an area of high unmet medical need,” said Bobby W. Sandage, Jr., Ph.D., Coronado’s President and CEO. “This collaboration will significantly accelerate the development and reduce the overall costs to Coronado of the TSO development program for Crohn’s disease. Further, we are very pleased to be working with Dr. Falk Pharma, a company with substantial expertise in the development and marketing of products used in hepatology and gastroenterology, and continuing our collaboration with OvaMed, the manufacturer of TSO. As a result of this collaboration, Coronado will advance to a mid-Phase II company, as we expect to have Phase II clinical data before the end of 2012 from Falk’s ongoing European trial and expect to commence our Phase II clinical trial in Crohn’s disease in the first half of 2012.”

Dr. Falk Pharma is currently conducting a Phase II double-blind, randomized, placebo-controlled, multi-center trial in Europe evaluating the efficacy and safety of three different dosages of TSO in Crohn’s disease. This trial is expected to enroll over 200 patients and results are expected in the second half of 2012.

About CNDO-201

CNDO-201 is Coronado Biosciences’ designation for our immunomodulator, Trichuris suis ova (TSO), the microscopic eggs of a parasitic helminth also known as the pig whipworm. The use of TSO as a therapeutic immunomodulator is based on the “hygiene hypothesis” and numerous animal and human studies. TSO was chosen as the biological agent of choice because it is not a human pathogen and is spontaneously eliminated from the body within several weeks after dosing.

Multiple investigator-sponsored clinical trials of TSO for the treatment of Crohn’s disease, ulcerative colitis and multiple sclerosis have been completed in which TSO demonstrated benefit with regard to accepted outcome measurements of remission of disease and was shown to be well tolerated.

TSO has demonstrated efficacy in two clinical trials for inflammatory bowel disease, one in Crohn’s disease and a second trial in ulcerative colitis. In an open-label clinical trial reported in GUT in January 2005, TSO was shown to induce clinical remission in over 72% of patients with Crohn’s disease after 24 weeks of treatment using the Crohn’s Disease Activity Index as the primary outcome variable. As reported in Gastroenterology in April 2005, in a double-blind, randomized placebo-controlled trial in 54 patients with ulcerative colitis, TSO was shown to produce statistically significantly more responders than those treated with placebo (43.3% vs. 16.7%, p=.04).

About Coronado Biosciences

Coronado Biosciences is engaged in the development of novel immunotherapy biologic agents. The Company’s two principal pharmaceutical product candidates in clinical development are: CNDO-201, a biologic for the treatment of autoimmune diseases, such as Crohn’s disease, ulcerative colitis and multiple sclerosis; and CNDO-109, a biologic that activates natural killer (NK) cells, for the treatment of acute myeloid leukemia (AML) and solid tumors. For more information, please visit www.coronadobiosciences.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated risks relating to the results of research and development activities, uncertainties relating to preclinical and clinical testing, financing and strategic agreements and relationships, the early stage of products under development, our need for substantial additional funds, government regulation, patent and intellectual property matters; our dependence on third party suppliers and competition, as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact Information:

Investor Relations

Noah D. Beerman, Executive Vice President & Chief Operating Officer

Coronado Biosciences, Inc.

781-238-6619; ir@coronadobio.com

Marcy Nanus, Vice President

The Trout Group, LLC.

646-378-2927; mnanus@troutgroup.com

Media Relations

Dennis S. Dobson Jr., CEO

Dobson Media Group

203-258-0159; dobsonpr@erols.com